Exhibit 10.4

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of February 25, 2015, by and between Dr. Raouf Guirguis (the “Executive”) and Unique Growing Solutions, Inc. (f/k/a Alternative Energy & Environmental Solutions, Inc.), a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the parties agree as follows:

1.  Term  The Executive’s employment hereunder shall be effective as of February 26, 2015 (the “Effective Date”) and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 4 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least sixty (60) days prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2.  Position and Duties

2.1.  Position  During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company. In such position, the Executive shall have such duties, authority and responsibility as shall be determined from time to time by the board of directors of the Company (the “Board”), which duties, authority and responsibility are consistent with the Executive’s position. One of the duties of the Executive shall be to continue his ongoing research and development of the technology that enables diagnosing illness in humans via a saliva test. The Executive shall also serve as a member of the Board for no additional compensation.

2.2.  Duties  During the Employment Term, the Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior unanimous written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that such ownership does not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

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3.  Compensation

3.1.  Base Salary  The Company shall pay the Executive an annual rate of base salary of $350,000 in periodic installments in accordance with the Company’s customary payroll practices. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

3.2.  Stock Issuance Signing Bonus  The Company shall issue to the Executive thirty seven million, five hundred thousand shares (37,500,000) of common stock of the Company (the “Stock Issuance Signing Bonus”) within twenty (20) days following the Effective Date.

3.3.  Business Expenses  The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.4.  Indemnification

(a)  In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees).

(b)  During the Employment Term, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

4.  Termination of Employment

The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

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4.1.   Expiration of the Term, for Cause, or Without Good Reason

(a)  The Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause (as defined below), or by the Executive without Good Reason (as defined below). If the Executive’s employment is terminated upon either party’s failure to renew the Agreement, by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary which shall be paid within twenty (20) days following the Termination Date (as defined below); and

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy

Items 4.1(a)(i) through 4.1(a)(iiv) are referred to herein collectively as the “Accrued Amounts”.

(b)  For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

(iii) the Executive’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(iv) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent);

(v) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); or

(vi) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

Termination of the Executive’s employment shall not be deemed to be for Cause unless and until the Company delivers to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board (not including the Executive if he is a member of the Board), finding that the Executive has engaged in the conduct described in any of (i)-(vi) above.

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(c)  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; or

(ii) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within five (5) days of the initial existence of such grounds and the Company has had at least ten (10) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within fifteen (15) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

4.2.   Without Cause or for Good Reason

The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Sections 5 and 6 of this Agreement and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within five (5) days following the Termination Date (such five-day period, the “Release Execution Period”), the Executive shall be entitled to receive continued Base Salary for one year following the Termination Date payable in equal installments in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which shall commence within sixty (60) days following the Termination Date; provided that, the first installment payment shall include all amounts of Base Salary that would otherwise have been paid to the Executive during the period beginning on the Termination Date and ending on the first payment date if no delay had been imposed;

4.3.  Death or Disability

(a)  The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)  If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

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(c)  For purposes of this Agreement, Disability shall mean the Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred twenty (120) days out of any three hundred sixty-five (365) day period; provided however, in the event the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by the Company. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

4.4.  Notice of Termination  Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 14. The Notice of Termination shall specify:

(a)  The termination provision of this Agreement relied upon;

(b)  To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)  The applicable Termination Date.

4.5.  Termination Date  The Executive’s Termination Date shall be:

(a)  If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)  If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)  If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)  If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than five (5) days following the date on which the Notice of Termination is delivered;

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(e)  If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than five (5) days following the date on which the Notice of Termination is delivered; and

(f)  If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

4.6.  Resignation of All Other Positions  Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.  Cooperation  The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on the Executive’s Base Salary on the Termination Date.

6.  Confidential Information  The Executive understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.

6.1.  Confidential Information Defined

(a)  Definition.

For purposes of this Agreement, ”Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, documents, research, operations, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, manuals, records, articles, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, internal controls, sales information, revenue, costs, of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

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The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.

(b)  Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order.

The Executive understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he begins employment by the Company) and shall continue during and after his employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.

7.  Governing Law: Jurisdiction and Venue  This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada, city of Las Vegas. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

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8.  Entire Agreement  Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

9.  Modification and Waiver  No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Chief Financial Officer of the Company, or, if the Executive is the Chief Financial Officer of the Company, a member of the Board of the Company whose only personal or business relationship to the Executive is via working together in the affairs of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

10.  Severability  Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

11.  Captions  Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12.  Counterparts  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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13.  Successors and Assigns  This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

14.  Notice  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at addresses to be determined by the parties

15.  Representations of the Executive  The Executive represents and warrants to the Company that:

15.1.  The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

15.2.  The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition or other similar covenant or agreement of a prior employer.

16.  Withholding  The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

17.  Survival  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

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18.  Acknowledgment of Full Understanding  THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

UNIQUE GROWING SOLUTIONS, INC. (F/K/A ALTERNATIVE ENERGY & ENVIRONMENTAL SOLUTIONS, INC.)

By	/s/ Peter Coker
Name:	Peter Coker
Title:	Sole Officer

DR. RAOUF GUIRGUIS

Signature: /s/ Raouf Guirguis

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